CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Bayhawk Ales, Inc:

We consent to the inclusion in the foregoing Registration Statement on Form S-4 of our report dated November 20, 2014, relating to our audit of the balance sheets of Bayhawk Ales, Inc. as of December 31, 2013 and 2012, and the related statements of income (loss), stockholders’ equity, and cash flows for the years ended December 31, 2013 and 2012.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, CA

January 23, 2015